Exhibit 5.1

August 12, 2013

DSP Group, Inc.

2580 North First Street, Suite 460

San Jose, CA 95131

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by DSP Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on August 12, 2013 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of (1) 500,000 shares of the common stock of the Company (the “Common Stock”) issuable under the Company’s Amended and Restated 1993 Employee Stock Purchase Plan (the “ESPP”), and (2) 1,100,000 shares of the Company’s Common Stock issuable under the Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan” and together with the ESPP, the “Plans”).

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the reservation of 1,600,000 shares of the Common Stock in the aggregate pursuant to the Plans.

It is our opinion that the 1,600,000 shares of Common Stock which may be issued and sold by the Company pursuant to the Plans, when issued and sold in the manner referenced in the Registration Statement, will be legally and validly issued, fully paid and nonassessable. For the purpose of the opinion rendered above, we have assumed that in connection with the issuance of the 1,600,000 shares of Common Stock under the Plans, the Company will receive consideration in an amount not less than the aggregate par value of the Common Stock covered by each such issuance.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any further amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP
Morrison & Foerster LLP